EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 11, 2026 in the Form 10-K, under the Securities Exchange Act of 1934 with respect to the balance sheets of VitaSpring Biomedical Co. Ltd. (the “Company”) as of January 31, 2024 and the related statement of operations, statement of changes in stockholders’ (deficit) equity, and statement of cash flows for the fiscal year ended January 31, 2024, and the related notes included herein.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

March 11, 2026